UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014 (November 13, 2014)

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

460 Herndon Parkway, Suite 150

Herndon, VA 20170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 456-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 13, 2014, HC2 Holdings, Inc. (the “Company”) issued a press release announcing that it priced $250 million aggregate principal amount of its 11.00% Senior Secured Notes due 2019 (the “Notes”) at an issue price of 99.050%. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company entered into a Purchase Agreement (the “Purchase Agreement”) with Jefferies LLC, the initial purchaser named therein (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Initial Purchaser has agreed to purchase, and the Company has agreed to sell, $250 million aggregate principal amount of the Company’s Notes. The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. The Company will use the net proceeds of the sale to repay the outstanding amounts under its credit facility and to pay certain related transaction costs and expenses. Any excess amounts will be used for working capital and general corporate purposes. The offering is expected to close on November 20, 2014, subject to certain closing conditions.

The Notes will be offered solely by means of a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act. The Notes to be issued in this offering have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful. This Report contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 Holdings, Inc. (Registrant)

Date: November 13, 2014	By:	/s/ Andrea L. Mancuso
	Name:	Andrea L. Mancuso
	Title:	Acting General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 13, 2014